Exhibit 99.4
















                     TURNKEY LICENSE AND SERVICES AGREEMENT


                       PREMIER P.E.T. OF LONG ISLAND, LLC

                                       and

             LONG ISLAND POSITRON EMISSION TOMOGRAPHY SCANNING, P.C.

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                                    TABLE OF CONTENTS
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I.      Preliminary Statements..........................................................1
   A. Recitals..........................................................................1
   B. Definitions.......................................................................1
   C. Attachments.......................................................................1
   D. Sole Manager......................................................................2
   E. Qualifications of Practice Physicians.............................................2
   F. Nature Of Relationships...........................................................2
   1. PC Employees......................................................................2
   2. PC Internal Responsibility........................................................2
   3. Independent PC Practice...........................................................3
   4. Retained Rights of LLC............................................................3
II.     LLC's Obligations for Space, Equipment, Personnel, Supplies and Services........3
   A. Strategic Planning and Goals......................................................3
   B. Expansion of the PC...............................................................3
   C. Contract Relationships............................................................3
   D. Establishment of Fees.............................................................3
   E. LLC Management Services...........................................................3
   1. Custodial Services-Medical Records................................................4
   2. Fee Setting Discretion/Payment for Medical Services...............................4
   3. Medical Practice Identification...................................................4
   4. Practice Management System........................................................4
   5. Inventory and Supplies............................................................4
   6. Maintenance.......................................................................4
   7. LLC Personnel.....................................................................4
   8. Practice Manager..................................................................5
   9. At Will Personnel.................................................................5
   10. Recruitment of Practice Providers................................................5
   11. Premises, Utilities and Other Related Expenses...................................5
   12. Furniture, Fixtures and Equipment................................................6
   13. Business Office and Support Services and Supplies................................6
   14. Professional or Consulting Services..............................................6
   15. Reports..........................................................................7
   16. Systems Policies and Procedures..................................................7
   17. LLC Insurance Obligations........................................................7
   18. Operational Expenses Generally...................................................7
III.    Obligations of PC...............................................................7
   A. Professional Standards............................................................7
   B. Continuing Medical Education......................................................8
   C. Billing...........................................................................8
   D. Practice Expenses.................................................................8
   E. Operations........................................................................8
   F. Acknowledgement of Qualifications.................................................8
   G. Reports...........................................................................8
IV.     Compensation....................................................................9
   The compensation payable to the LLC is set forth below...............................9
   A. Administrative Fee................................................................9
   B. Payment of Administrative Fees....................................................9
   C. Reports of Scans and Minimum Retention............................................9
   D. Deferral of Payment of Administrative Fees and PC's Minimum Retention.............9
   1. Deferred Administrative Fees.....................................................10
   2. Administrative Fees on Termination or Expiration.................................10
   E. Security Interest................................................................10
   F. Perfection of Security Interest..................................................11
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   G. Remedies for Non-Payment.........................................................11
   H. Advances.........................................................................12
   I. Fair Market Value................................................................12
   1. Initial Administrative Fee Adjustment............................................12
   2. Other Administrative Fee Adjustments.............................................12
   J. Renegotiation....................................................................12
   K. PC Revenues Received by LLC......................................................13
V.      Term and Termination...........................................................13
   A. Term.............................................................................13
   B. Termination......................................................................13
   C. Effects of and Obligations Upon Termination......................................14
VI.     Prohibited Services............................................................15
VII.    Assignment Prohibited..........................................................15
VIII.   Miscellaneous..................................................................15
IX.     Representations and Warranties of the Parties..................................15
X.      Medical Practice Issues........................................................17
   A.  Practice of Medicine............................................................17
   B.  Insurance.......................................................................17
   C.  No Reciprocation................................................................17
        ATTACHMENT I...................................................................19
        Definitions....................................................................19
        ATTACHMENT II..................................................................22
        FF&E...........................................................................22
        Siemens Ecat Accel PET Scanner and Ancillary Equipment.........................22
        ATTACHMENT III.................................................................23
        Miscellaneous Contractual Provisions...........................................23
   1. Additional Acts..................................................................23
   2. Contract Construction, Interpretation and Enforcement Provisions.................23
          a.   Captions................................................................23
          b.   Costs of Enforcement....................................................23
          c.   Counterparts............................................................23
          d.   Governing Law...........................................................23
          e.   Modifications...........................................................23
          f.   No Rule of Construction.................................................23
          g.   Notices.................................................................23
          h.   Severability............................................................24
          i.   Access to Records.......................................................24
          j.   Binding Effect..........................................................25
          k.   Waiver of Right.........................................................25
   3. Legal Events Triggering Contract Modification or Termination.....................25
          a.   Changes in Reimbursement................................................25
          b.   Enactment or Interpretation of Relevant Statutes and Regulations........25
          c.   Renegotiation...........................................................25
   4. Independent Contractor Status....................................................25
   5. Prohibition Against Discrimination...............................................26
   6. Use of Names.....................................................................26
   7. Reasonableness of Compensation...................................................26
   8. Indemnification..................................................................26
          a.   Indemnification of LLC..................................................26
          b.   Indemnification of PC...................................................26
          c.   Right to Defend.........................................................26
          d.   Notice..................................................................27
   9. Dispute Resolution...............................................................27
          a.   Preliminary Resolution..................................................27
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          b.   Arbitration.............................................................27
        ATTACHMENT IV..................................................................29
        Minimum Retention..............................................................29
        ATTACHMENT V...................................................................30
        HIPAA Rules....................................................................30
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                     TURNKEY LICENSE AND SERVICES AGREEMENT

         Parties:          Premier P.E.T. of  Long Island, LLC ("LLC")

                           and

                           Long Island Positron Emission Tomography Scanning, P.C. ("PC")

         Effective Date:   June 10, 2002

         Recitals: The PC and LLC desire to enter into this agreement ("Agreement") to provide a full statement of their respective rights and responsibilities during its Term (as defined herein).

         LLC is a domestic limited liability company duly formed and organized under the laws of the State of New York and is engaged in the business of management of professional health care practices specializing in positron emission tomography scanning;

         The PC is a professional corporation duly formed and organized under the laws of the State of New York and is engaged and authorized to engage in the practice of medicine in the State of New York and in particular is engaged in and qualified to engage in the subspecialty of positron emission tomography scanning ("PET"), a nuclear diagnostic procedure, in the State of New York, including the performance and interpretation of PET scans ("PET Services") and whose President and sole and controlling shareholder is, Lucille P. Taverna-Giardina, M.D. and wishes to license the office premises at 119 North Park Avenue, Rockville Center, New York (the "Practice Premises" as is more fully defined in Attachment I). This Agreement and the terms hereof, insofar as same shall effect or obligate the PC, shall be limited to the PC's practice of medicine at or with respect to the aforementioned Practice Premises and the term "Practice" shall mean the PC's PET Practice at the Practice Premises. This Agreement shall in no event be interpreted to govern or apply to the PC's, or PC's principal's, practice at any other location.

         The PC desires to enter into this Agreement with LLC for the exclusive provision of non-medical advisory and management services at the Practice Premises and to maintain and enhance the quality and efficiency of the Practice's operations and to allow the licensed medical professionals of the PC (the "Practice Providers" as more fully defined in Attachment I) to concentrate fully on providing quality PET services to patients.

         FOR GOOD AND VALUABLE CONSIDERATION, LLC and the PC agree as follows:

I.       Preliminary Statements

                  A.  Recitals.

The recitals set forth above are true and accurate and are incorporated as part of this Agreement by this reference.

                  B.  Definitions.
Many capitalized terms used in this Agreement are defined in Attachment I to this Agreement; however, capitalized terms used in this Agreement are also defined in the text of this Agreement and in Attachments II through V.


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                  C. Attachments.
All attachments to this Agreement are incorporated into this Agreement by this reference. The attachments to this Agreement are the following:
         Attachment I:     Definitions.
         Attachment II:    Furniture, Fixtures and Equipment.
         Attachment III:   Miscellaneous Contractual Provisions.
         Attachment IV:    Minimum Retention.
         Attachment V:     HIPAA Rules.

                  D. Sole Manager.
 The PC hereby appoints LLC as its exclusive manager and administrator of its day-to-day business functions. The PC agrees that the purpose and intent of this Agreement is to relieve the PC's professional employees practicing at the Practice Premises to the maximum extent possible of the administrative, accounting, personnel and business aspects of the Practice, with the LLC assuming responsibility and being given all necessary authority to perform those functions. Neither LLC nor any of its employees, as they perform the obligations of LLC hereunder, will have any authority, directly or indirectly, to perform, and will not perform, any medical function. LLC may, however, advise PC as to the relationship between its performance of medical functions and the overall administrative and business functioning of the PET practice.

                  E. Qualifications of Practice Physicians.
The PC and all of its shareholders are, and will at all times remain, duly licensed to practice medicine in the State of New York and they do, and will continue to practice in accordance and compliance with any and all state laws, rules and regulations applicable to the practice of medicine and professional corporations; that any and all of the PC's employed, affiliated, or independent-contractor physicians and other health care service professionals are, and will at all times remain, duly licensed to practice their respective professions in the State of New York, are Board Certified or Board eligible in a specialty encompassing PET and qualified to perform and interpret the results of PET procedures, and they do, and will continue to, practice in accordance and compliance with any and all state laws, rules and regulations applicable to their respective professions; and that the PC will notify LLC immediately if its medical license or the professional license of any employed affiliated or independent contractor physician or other health care service professional practicing at the Practice Premises shall become impaired, suspended, revoked or in any way limited.

                  F. Nature Of Relationships.
LLC and the PC are separate and independent companies and contractors hereunder. This Agreement shall not be construed to initiate, suggest or create, directly or indirectly, any employer-employee, master-servant, principal-agent or landlord-tenant relationship between the LLC and PC. The PC and LLC shall transact business as a purchaser and an independent supplier, respectively, of non-professional services, equipment and Practice Premises and the following limitations shall, at all times, be observed:

                  1. PC Employees.
The PC shall employ directly and be solely and completely responsible for the compensation, recruitment, contracting, hiring and terms of employment of any and all of its affiliated, employed and independent-contractor physicians, as well as technicians and other allied health care service professionals and shall pay all applicable salaries, remuneration, federal, state, local and similar taxes and provide Workers Compensation and Disability insurance for such individuals and the premiums for same shall be deemed PC Expenses (as more fully defined in, and subject to the provisions of, Attachment I). LLC, as part of its duties hereunder, shall assist the PC in locating and recruiting of such professional personnel as needed in the opinion of the PC. LLC shall have no authority to direct, control, train or supervise any of the PC's aforesaid personnel and shall not, in any way, participate in, exercise any authority with respect to, or otherwise engage in or interfere with any of PC's professional's exercise of medical or professional judgment in the provision of PET Services.


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                  2. PC Internal Responsibility.
The PC shall be and remain solely responsible for all its internal agreements and financial matters, including the distribution of professional fee income of the PC.

                  3. Independent PC Practice.
The PC, through the Practice Providers, shall practice PET Services as an independent professional and the PC shall be solely and completely responsible for its affiliated, employed and independent-contractor physicians (including the Practice Providers), technicians and other health care service professionals functioning as its employees or under its orders or on its behalf, with respect to its Practice, including its patient relationships, care and treatment, assignment and referral, development and promulgation of all protocols and standing orders as well as determinations regarding the need for and scheduling of appointments, whether or not to perform particular procedures, how many patients are to be seen by the PC and whether or not to accept certain patients. LLC shall not, directly or indirectly, impinge upon patient-physician relationships or the professional control of the PC by the shareholders/officers of the PC. LLC will, however, provide switchboard and general reception services and the scheduling of appointments for patients under the supervision of the Practice, but shall have no other contact with, or responsibility with respect to, the care and treatment of the PC's patients. LLC shall provide dictation and duplication services, copying equipment and supplies therefore.

                  4. Retained Rights of LLC.
The rights afforded the PC hereunder, including, without limitation, the right to practice in the Premises and use the FF&E (as defined in Attachment I), shall be exclusive to the PC hereunder. LLC shall at all times during the Term of this Agreement, and thereafter, have the right to enter into additional service agreements providing for administrative support services to PET imaging providers, subject to the provisions of the Ancillary Agreements (as defined in Attachment I).

II.      LLC's Obligations for Space, Equipment, Personnel, Supplies and
         Services.

LLC shall provide the PC with the following general management services during the Term hereof:

         A. Strategic Planning and Goals.
LLC shall assist the PC in preparing a budget and reflecting in reasonable detail: anticipated revenues, expenses, sources and uses of capital, personnel staffing, support services arrangements and anticipated ancillary services.

         B. Expansion of the PC.
LLC shall use its best efforts to assist the PC in developing relationships and affiliations with physicians and other specialists, hospitals, networks, health maintenance organizations and preferred provider organizations, which may result in the expansion of the PC's patient and referral base. The PC shall cooperate with LLC in such matters.

         C. Contract Relationships.
LLC shall evaluate and negotiate managed care contracts including, without limitation, contracts between PC and third party payors, insurance carriers and HMO's for rendition of medical services in the PC to such organizations' beneficiaries, members and patients. LLC shall notify and consult with PC, with respect to any negotiations of such contracts and the terms thereof and no such contract or commitment of the PC with respect thereto shall become effective without the prior written approval of PC and the signature of PC's President and principal shareholder thereon.

         D. Establishment of Fees.
LLC shall advise the PC with respect to prevailing fees, charges, premiums or other amounts due in connection with services provided by and billed in the name of the PC. The PC shall consider any such advice and may or may not adopt recommendations, in its sole and reasonable discretion and subject to applicable contracts, laws, rules, regulations, and fee schedules and reimbursement rates thereunder.


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         E. LLC Management Services.
The parties agree that LLC has the authority to manage all non-professional aspects of the PC's business at the Premises, including without limitation, the following (subject to the terms and provisions of the Ancillary Agreements and the following significant limitations and procedural requirements):

                  1. Custodial Services-Medical Records.
LLC may store any and all active and inactive patient records, medical charts and vital statistics, however, these documents shall be identified as, and remain, the property of the PC. LLC shall maintain and store files and records relating to the operation of the Practice, including, without limitation, customary financial records and patient files, medical charts and vital statistics (which records shall at all times remain the property of the PC). All files and records shall comply with applicable Federal, State and local statutes, rules and regulations regarding their confidentiality and retention. The PC shall be responsible for the preparation of, and shall direct the contents of, the patient medical records. LLC shall have the right to access to the records and to maintain copies thereof including, without limitation, for the limited purpose of fulfilling its obligations hereunder, including, without limitation, with respect to collection and as otherwise required by applicable law, rule or regulation, subject to applicable laws, rules and regulations governing privacy of patient records.

                  2. Fee Setting Discretion/Payment for Medical Services.
The PC shall be solely responsible for determining all fees and charges assessed to patients and the Practice's letter or bill head will be used for all invoices. PC, through personnel to be retained by the PC, shall perform all billing and collection functions for the PC's PET Services in the Practice.

                  3. Medical Practice Identification.
All switchboard and general telephone reception services shall be handled at a telephone number assigned to the PC's Practice and shall be restricted to the business of the PC's Practice, its affiliated, employed and independent-contractor physicians and the other health care service professionals functioning as its employees, or under its orders, or on its behalf and to employees of the LLC. All publications, media advertisements, stationary, bill heads and invoices shall bear the name of the PC and contain no reference to LLC unless agreed upon in advance by PC in writing in each instance, all as is more fully set forth in Attachment III.

                  4. Practice Management System.
LLC shall establish and shall modify, from time to time, all as directed by the PC, the procedures to be utilized for the management of the business and operational functions of the Practice, including procedures for conducting utilization review and quality assurance and for medical records system design, and regulatory and HIPAA transactional security and privacy compliance at the Practice and with respect to which programs and plans PC shall cooperate. In such regard LLC shall adhere to the HIPAA privacy and business associate rules set forth in Attachment V, as same shall be modified or amended from time to time in accordance with HIPAA requirements with respect to which the PC shall inform the LLC, if and when adopted.

                  5. Inventory and Supplies.
LLC shall caused to be purchased, inventory and supplies, and such other ordinary, necessary and appropriate materials which are required in the operation of the Practice, including without limitation, isotopes, which are requested by the PC for the Practice and which are necessary to deliver quality medical services in a cost-effective manner and uniforms, laundry, and linen for the Practice.

                  6. Maintenance.
LLC shall arrange for the proper cleanliness of the Premises, including the parking facilities, and maintenance and cleanliness of the medical equipment, furniture, and furnishings located in the Practice Premises. LLC shall also provide laundry, waste collection, (including "red-bag waste") and all other routine non-medical operational services.


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                  7. LLC Personnel.
LLC shall employ and provide personnel necessary to fulfill the non-professional service needs necessary for the PC to provide professional services at the Premises, specifically excluding Practice Providers rendering services in connection with the Practice, technicians and any allied health care professionals (the "Incident Personnel" and billing personnel (collectively the "PC Personnel"). LLC shall employ and/or retain such non-medical personnel (i.e., including, without limitation, clerical, secretarial, and bookkeeping personnel, front desk receptionist and scheduling personnel, marketing and business development personnel and, subject to the approval of the PC, as hereinafter provided, a Practice Manager (as defined below), but excluding PC Personnel) as determined by the parties to be reasonably necessary for the PC's effective operation. PC shall have the right to designate personnel for such purposes, including from among such non-professional personnel of PC's Affiliates. LLC shall provide personnel for the maintenance of patient records, which at all times shall remain the property of and under the control of the PC and maintenance of the financial records. LLC shall, subject to approval of the Managers of the LLC pursuant to separate agreement, determine the salaries and fringe benefits of all the non-medical personnel, and shall retain decision making authority regarding all such personnel assignments. Non-medical personnel may perform services from time to time for other individuals or entities, including those of the LLC, PC, the LLC's Members and their Affiliates. No such non-medical personnel shall be retained to work in the Practice at the Premises, unless approved in advance by the PC, which approval shall not be unreasonably withheld. LLC will have final authority to engage, dismiss, reprimand, reassign, or otherwise deal with all LLC personnel, but shall take into consideration the wishes of PC in this regard, and obtain the advance written approval of the PC with respect to the hiring and terms of any employment agreement of any LLC personnel working at the Practice Premises (which PC shall not unreasonably withhold) and shall terminate any LLC Personnel with respect to whom PC has reasonably expressed dissatisfaction of performance twice during any twelve (12) month period or which person, in the reasonable opinion of the PC, represents an immediate threat to the PC, its patients, or the continued operation or reputation of the PC's Practice. PC expressly understands and agrees that such actions with respect to the LLC personnel shall take place in accordance with LLC's personnel policies and pursuant to the standards of salaries and benefits which LLC may from time to time provide and pay to its employees. LLC shall employ and provide benefits, if any, to non-medical personnel employed or engaged by it for the Practice, in accordance with the Practice's operational needs as determined in the mutual and reasonable discretion of LLC and PC.

                  8. Practice Manager.
LLC shall, subject to prior approval of the PC, and to the extent deemed necessary by the PC, select and provide at the Premises a Practice Manager (the "Practice Manager") to manage and administer for the PC, the Practice's business functions and services. LLC shall employ the Practice Manager and determine the salary and fringe benefits therefore, subject to approval of the Managers of the LLC pursuant to separate agreement. The Practice Manager shall not have any influence or control over the medical aspects of the Practice or the PC Personnel.

                  9. At Will Personnel.
All LLC personnel working at the Premises shall be "at will" employees unless agreed otherwise by PC in writing.

                  10. Recruitment of Practice Providers.
LLC shall perform administrative services relating to the recruitment of Practice Providers including matters of credentialing, identifying potential candidates, checking credentials, arranging interviews, and preparing and negotiating agreements pursuant to the PC's instructions. It shall be a PC responsibility to interview, retain and pay such Practice Providers. All Practice Providers and PC Personnel shall be employees, independent contractors or agents of the PC (and not of LLC).

                  11. Premises, Utilities and Other Related Expenses.
LLC shall provide to the PC, during the Term hereof, the full time and exclusive use of the Practice Premises (as defined in Attachment I). PC's use of the Practice Premises is subject to the provisions of the Sagemark Sublease (as defined in Attachment I). In addition, LLC shall provide, manage and maintain


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the Practice Premises in good condition and repair, ordinary wear and tear excepted, including the provision of routine janitorial, cleaning and maintenance services, which shall be deemed Operational Expenses. LLC shall provide utilities and shall pay all other operational expenses and personnel compensation relating to the use of the Practice Premises, excluding for the Practice Providers and PC Personnel. The use of the Practice Premises shall be exclusive to the PC during the Term of this Agreement. LLC shall recommend to PC the hours of operation of the PET Practice in accordance with customary practices of similar PET Practices in the medical community. LLC shall be responsible for the cost and construction of the Practice Premises. LLC represents that all necessary consents and approvals for use by the PC of the Practice Premises hereunder, shall be obtained from the lessor under the master lease with respect to the Sagemark Sublease and the license of the leased premises for use by the PC hereunder subsequent to the Effective Date, as a condition precedent to the commencement of the parties obligations under this Agreement.

                  12. Furniture, Fixtures and Equipment.
LLC shall provide to the Practice, during the Term hereof, the furniture, fixtures and equipment, including a positron emission tomography scanner (collectively the "FF&E") necessary to the operation of the Practice as listed in Attachment II as part consideration for the Administrative Fees to be paid by the PC hereunder. LLC shall be responsible for all repairs and maintenance of the FF&E and shall provide new or replacement FF&E (other than a replacement positron emission tomography scanner where same is not replaced by the manufacturer pursuant to a warranty, guarantee or similar such replacement), provided same shall, in the reasonable opinion of the Managers of the LLC, be economically feasible, as and to the extent that the PC and LLC agree that any such FF&E is necessary for the continued operation of the Practice by the PC. PC shall be responsible for repairs, maintenance and replacements to FF&E necessitated by the gross negligence or willful misconduct of PC's employees, contractors or agents, except to the extent same shall be covered by proceeds of applicable insurance maintained with respect thereto. The LLC acknowledges that use of FF&E by the PC shall be exclusive to the PC. LLC shall provide, at no cost to PC, all hardware and software upgrades which are supplied by the PET manufacturer or the equipment lessor at no additional charge to LLC. Any hardware or software upgrades for which the PET manufacturer or the equipment lessor assesses a charge to LLC (to the extent that it is deemed reasonably required for the operation of the Practice and economically feasible, as determined in the reasonable opinion of the LLC) shall be acquired by LLC and provided to PC subject to the parties' agreement to an appropriate adjustment of the Administrative Fee set forth in Section IV. PC shall have the use of the FF&E only during the Term of this Agreement and shall have no ownership interest therein. Additions of new equipment shall also be accompanied by an appropriate adjustment of the Administrative Fee set forth in Section IV as agreed to by the LLC and the PC as provided in Section IV.

                  13. Business Office and Support Services and Supplies.
LLC shall provide computer and accounts payable services and collection services (for the purposes of this provision collection services shall not include the submission and/or resubmission of invoices for PC's services rendered under customary billing and collection efforts but shall include supplemental collection efforts, such as, retention of a collection agency and/or attorneys to pursue unpaid claims and invoices) necessary for the operation of the Practice by the PC pursuant to this Agreement. LLC shall, in consultation with the PC, also order and medical and office supplies (including without limitation, stationery, forms and postage) required in the day to day operation of the PC, and shall assist and facilitate the PC's participation in group purchasing arrangements, if available. To the extent same shall be possible, LLC shall purchase and pay for such medical and office supplies and same shall be deemed an Operating Expense as described in and subject to the terms of Attachment I. To the extent a prescription or professional license shall be required and payment therefore shall be required to be made directly by the PC, same shall be purchased and paid for directly by the PC and shall be considered a PC Expense. LLC shall provide access to management information systems services to the PC to the extent same is available to and deemed warranted by LLC. No supplemental collection efforts shall be pursued with respect to patients of the PC without the prior written consent of the PC in each instance.


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                  14. Professional or Consulting Services.
LLC shall provide business and financial management consulting services to the Practice and assist PC in its community relations, development of marketing strategies and promotional planning (including LLC's responsibility for the cost of advertising in the media and promotional campaigns). The foregoing shall not be interpreted as requiring or intending that LLC shall provide or arrange for any direct or consulting medical services with respect to patients of the PC. PC shall provide accounting, tax, payroll and legal services (including labor relations, contract preparation, and obtaining and maintaining all necessary licenses) on behalf of the PC and the cost thereof shall be deemed PC Expenses.

                  15. Reports.
LLC shall furnish to PC periodic financial and other reports, on the reasonable request of the PC, but not less frequently than monthly, reflecting the financial and operational status of the Practice (to the extent reflected in any books and records maintained by the LLC and without obligation to maintain, or provide reports with respect to the PC's books and records).

                  16. Systems Policies and Procedures.
LLC shall establish for PC's review, and reasonable approval, business systems, reasonable policies and procedures, and standardized clinical forms for the PC's operation of the Practice, including: (i) feasibility studies to determine clinical appropriateness and financial feasibility of future expansion; and (ii) coordination in the relationship between PC's performance of services and the overall administrative and business functioning of the Practice. Upon approval of the foregoing by PC, which approval shall not be unreasonably withheld, PC agrees to comply with such policies and procedures, provided, however, that PC shall maintain exclusive control and supervision over the provision of all medical services provided by the Practice. PC expressly acknowledges that it shall have no property rights in the business systems, procedures, policies or clinical forms established by the LLC.

                  17. LLC Insurance Obligations.
LLC shall carry, and at all times maintain in full force and effect: (i) public liability insurance insuring against claims for bodily injury, including death, and property damage occurring on, in, or about the Premises; (ii) general liability and fire insurance for the Premises; (iii) business interruption insurance for LLC; and (iv) worker's compensation coverage for all LLC personnel. LLC shall indemnify and hold PC harmless with respect to any workers compensation claims made by LLC personnel as and to the extent provided in
Section 8 of Attachment III. LLC shall take all reasonable steps to have, to the extent same shall be available under the carrier's policies, all such insurance policies name the PC as an additional insured as and to the extent its interest shall appear, and provide for not less than thirty (30) days notice of non-renewal or cancellation to PC. Written evidence of such policies being in full force and effect shall be delivered to the PC by LLC subsequent to the date of execution of this Agreement, but as a condition precedent to the commencement of the parties obligations hereunder, and annually thereafter upon request of the PC.

                  18. Operational Expenses Generally.
LLC shall be responsible for all Operational Expenses as same are defined in Attachment I annexed hereto.

III.     Obligations of PC.

         A.  Professional Standards.
Medical services shall be provided solely by, or under the direct supervision of Practice Providers as required by law, rule or regulation, including those of any governmental or third party payor. The PC shall have complete and absolute control over the methods by which the PC, the Practice Providers, and PC Personnel who practice medicine and/or render the professional services which they are licensed or qualified to provide under the laws of the State of New York (the "Incident to Professionals") as well as the manner in which the PC Personnel otherwise provide their services., including billing and collection. The PC shall require that the Practice Providers and PC Personnel comply with applicable ethical standards, and all other applicable laws, rules and regulations. The PC shall, with the assistance of LLC (if so requested by the

PC), resolve utilization review or quality assurance issues which may arise. In the event that disciplinary actions or professional liability actions are initiated or threatened against any Practice Provider or other PC Personnel, the PC shall immediately inform LLC thereof, including in such notice the underlying facts and circumstances, all to the fullest extent permitted by applicable privacy and confidentiality laws and regulations. PC shall indemnify the LLC with respect thereto as and to the extent provided in Section 8 of Attachment
III. The PC shall, with the assistance of the LLC as described in Section II. E.4., implement and maintain a program to monitor the quality of medical care provided by it, and LLC shall render administrative assistance to the PC, as requested, with respect thereto.

         B. Continuing Medical Education.
The PC shall require that each of its PC Providers and Incident Professionals participates in continuing medical education activities, as necessary to remain current in their respective specialties or skills, including, without limitation, the minimum continuing education requirements imposed by applicable laws and policies of applicable specialty boards and licensing boards and authorities.

         C. Billing.
The PC shall perform the billing and collection function with respect to all PC services. All Practice Revenues collected shall be deposited for credit to the PC in a bank account established by, on behalf of and in the name of the PC for that purpose, subject to and in accordance with the terms and provisions of
Section IV. E. below.

         D. Practice Expenses.
The PC shall be solely responsible for the payment of all PC Expenses as defined in Attachment I.

         E. Operations.
PC shall continuously, throughout the Term of this Agreement, operate the Practice on a full-time basis at the Premises. PC shall provide, at its own expense, sufficient physician staff coverage to the Premises to enable the Practice to operate in an efficient and lawful manner at all required times during the hours of operation of the Practice. PC, or its designee, shall also be responsible for the professional supervision of the clinical aspects, if any, of services rendered by LLC personnel. In such regard the PC agrees to provide the services of its principal, Lucille P. Taverna-Giardina, M.D, who shall supervise the medical activities of the PC, and such other PC Providers as and to the extent necessary in the reasonable discretion of the PC to meet the day to day needs of the PC Practice based on patient and referring physician needs and demands.

         F. Acknowledgement of Qualifications.
All physician and technical services provided at the Premises shall be performed solely by Practice Providers or Incident Personnel licensed to practice and to provide such services in the State of New York, and technicians with appropriate certifications, as and to the extent required by the State of New York, and who shall at all times during the Term of this Agreement be employees or independent contractors of PC. PC shall have ultimate responsibility with respect to ascertaining such licensure and certifications. PC shall cause medical services to be provided to patients of the Practice in compliance at all times with ethical standards, and all applicable, laws, rules and regulations applying to the medical profession. In the event that any disciplinary, medical malpractice or other action is initiated against any Practice Provider, technician or other PC Personnel, PC shall immediately on receipt of actual notice thereof, inform the LLC of such action and the underlying facts and circumstances.

         G. Reports.
PC shall provide to LLC daily reports with respect to billing, collections and services performed, as shall be reasonably requested by the LLC. PC's Personnel shall cooperate with LLC's reasonable requests for reports and otherwise assist in the preparation of any reports, including generating such reports as part of their billing and collection functions. To the extent any reports required to be made by PC hereunder shall require modification of PC software or hardware or require special software and/or hardware, or training of PC Personnel, such modifications, software and hardware (including installation and maintenance thereof) shall be provided by the LLC, at LLC's sole cost and expense, subject to the approval of the Managers of the LLC pursuant to separate agreement. The following monthly reports shall be provided to the LLC on forms and using computer and software systems to be provided by LLC: (i) statement of all revenues received and expenses paid by the PC during the prior month, (ii) copy of the billing and collection report(s) for the prior month, (iii) statement of accounts receivable including an aged receivables report; and (iv) balance sheet (on an accrual basis). LLC shall have the right, at any time during normal business hours and upon reasonable prior notice to PC, to examine and copy the PC's books and records relating to the operation of the Practice. PC shall provide the LLC with such other reports as shall be agreed upon between the PC, and George Mahoney on behalf of the LLC.

IV.      Compensation.

The compensation payable to the LLC is set forth below.

         A. Administrative Fee.
During the Term of this Agreement, in consideration of the services, supplies, space, and FF&E to be provided by LLC herein, PC shall pay to LLC an administrative fee (the "Administrative Fee") as set forth in this Section IV. The Administrative Fee shall be Four Million Eight Hundred Thousand ($4,800,000) DOLLARS per annum (pro-rated for any partial calendar year during the Term of this Agreement) (subject to adjustment on or before the execution of the Loan Documents as provided in Section IV. I, below), payable in twelve (12) equal monthly installments of $400,000 each. Notwithstanding the foregoing, during the first year of the Term of this Agreement, the Administrative Fee shall be reduced as follows: for the first (1st) through ninth (9th) months of the Term the Administrative Fee shall be one-half of the amount of the Administrative Fee above (e.g. if the monthly amount of the Administrative Fee is $400,000 the Administrative Fee for months one through nine shall be $200,000 and the monthly Administrative Fee for each of the tenth (10th) through the twelfth (12th) months shall be $400,000 for an aggregate Administrative Fee of $3,000,000 for the first year of the Term. All monthly payments shall be in arrears, and each of such payments shall be paid on or before the first day of each month during the Term hereof with respect to the immediately preceding calendar month. In the event that the first month of the Term of this Agreement is less than a full calendar month, the Administrative Fee for that month shall be prorated and payable on the first day of the following month, in an amount equal to the monthly installment referred to above, multiplied by a fraction, the numerator of which will be the number of days in the first month of the Term of this Agreement, and the denominator of which will be the number of days in such month.

         B. Payment of Administrative Fees.
Subject to the terms of this Agreement, including but not limited to Section IV.
D. below, all Practice Revenues shall be used to pay the Administrative Fee. PC its shareholders, officers, directors or agents shall not take any action to divert payment of the Practice Revenues for application other than in accordance with the terms of this Section IV ("Diversions"). PC shall and hereby agrees, to be liable for all remaining payments due to LLC to the full extent of any such Diversion(s) hereunder (without regard to any limitation of collections or assets of the PC or other applicable remedies at law or in equity). The Administrative Fee shall be reduced by an amount equal to the payment to be received by the PC for any scan with respect to which (i) LLC's clerical personnel at the Premises fail to obtain the necessary pre-authorization for such scan, unless PC consents to perform such scan; (ii) the denial of payment by the payor is expressly based upon such failure, and (iii) an explanation of benefits or remittance advice from the applicable payor indicating such failure as the reason for denial, is presented to the LLC with respect to such scan. The PC will provide copies to the LLC of any such denials or explanations and will, upon the reasonable request of the LLC, contest any such denial upon receipt of proof of the LLC that such denial was unwarranted, provided the cost to PC in contesting any such denial, including, without limitation, legal and accounting fees in pursuing same, shall be deemed a PC Expense hereunder.

         C. Reports of Scans and Minimum Retention.
PC shall provide LLC with a daily report (provided LLC shall assist PC in setting up a system, including selection of software and instruction of PC Personnel necessary to produce same) showing the actual number of scans performed during the preceding business day. In the event the LLC and PC agree in writing that the rendering of daily reports is overly burdensome, reports shall be issued every two (2) days or at such other frequency as the parties shall mutually agree. The PC shall provide the LLC, on or before the 5th day of each month during the Term hereof, with a report of the Minimum Retention which report will itemize each of the PC Expenses incurred in the prior month, including the basis for the Billing and Collection Fee (as defined in Attachment
IV) incurred in such month and shall have a copy of the latest available bank statement for the LIPET Account annexed thereto.

         D. Deferral of Payment of Administrative Fees and PC's Minimum
Retention.

                  1. Deferred Administrative Fees.
The LLC will defer (but not abate) payment of the Administrative Fee to the extent that Practice Revenues, after payment of the Minimum Retention, are not sufficient to pay all or any part of the Administrative Fee during the Term hereof. Any such Administrative Fees which are so deferred will be referred to herein as the "Deferred Administrative Fees." All Deferred Administrative Fees shall accrue interest at the rate of five (5%) percent per annum from the date of deferral through the date of payment. To the extent that the Practice Revenues in any month during the Term hereof exceed the amount paid in that particular month for the Minimum Retention and the Administrative Fee (the "Excess Cash"), such Excess Cash shall be applied and paid as follows:

                  (i) First, to all Deferred Administrative Fees (including all accrued interest thereon). To the extent that Deferred Administrative Fees are paid, any such payments shall be applied first to the oldest of such Deferred Administrative Fees (and, with respect to such payments, to accrued interest thereon first and then to the amount of any such Deferred Administrative Fees);

                  (ii) next, to the Reserves (as defined in Attachment I hereto);

                  (iii) next, to all Advances (including accrued interest thereon). To the extent that Advances are paid, any such payment shall be applied first to accrued interest thereon and then to the amount of any such Advances; and

                  (iv) the balance, if any, shall remain the property of the PC subject to withdrawal as determined by the PC, its shareholders, officers and directors, in their sole discretion.

                  2. Administrative Fees on Termination or Expiration.
In the event of any termination or upon the expiration of this Agreement, Practice Revenues then in the LIPET Account and all accounts receivable (whether or not billed on such date) relating to Practice Revenues as of the date of any such termination or expiration (the "PC Receivables") which are collected after the date of such termination or expiration shall be applied by the PC:

                  (i) first, to pay the PC the Billing and Collection Fee,

                  (ii) next, to reimburse the LLC for all direct costs incurred by it,

                  (iii) next, to all Advances, including all accrued interest thereon (to the extent that Advances are paid, any such payment shall be applied first to accrued interest thereon and then to the amount of any such Advances);

                  (iv) next, to all Deferred Administrative Fees (including all accrued interest thereon) until such fees are fully paid; and

                  (v) the balance, if any, shall remain the property of the PC subject to withdrawal as determined by the PC, its shareholders, officers and directors, in their sole discretion.

To the extent that Deferred Administrative Fees are paid, as aforesaid, any such payments shall be applied first to the oldest of such deferred fees (and, with respect to such payments, to accrued interest thereon first and then to the amount of any such Deferred Administrative Fees). The foregoing obligations of the PC shall expressly survive any termination or expiration of this Agreement.

         E. Security Interest.
All Practice Revenues shall be deposited in a separate account at the Bank which will be denominated: Long Island Positron Emission Tomography Scanning, P.C. Special Account (the "LIPET Account"). PC through its principal or designee for such purpose, shall be authorized to execute checks and instruments solely for the purpose of withdrawals and payments from the LIPET Account for and to the extent of Minimum Retention, Administrative Fees and Excess Cash as defined in this Section IV. PC shall not make any other withdrawals or payment of sums from the LIPET Account unless it first faxes or otherwise provides to the LLC written notice of intent to make such withdrawal or payment accompanied by an appropriate invoice or explanation of the purpose therefore and further provided it does not receive written objection thereto from either of the Managers of LLC by fax, or other method of notice hereunder, within two (2) business days after receipt by the such Manager of the LLC of such notice of intent to make such withdrawal or payment. PC will provide the LLC with a copy of all paid bills or withdrawals on the date of payment or withdrawal.

All withdrawals and payments from the LIPET Account shall be made in accordance with the terms of this Agreement and shall be consistent with the terms hereof. Funds deposited in the LIPET Account shall be the property of PC. So long as any amount of Administrative Fees, or any other sum which may be due to the LLC under this Agreement remains unpaid, LLC shall have a continuing first priority security interest in all assets of the PC, including without limitation, the LIPET Account and all accounts receivable of the PC for PET Services (except as otherwise prohibited by law, e.g. with respect to certain governmental receivables and subject to PC's right to withdraw the Minimum Retention and make withdrawals and payments as provided above), hereinafter existing or acquired, evidencing any obligation to PC for services rendered at the Practice Premises and all accessions thereto, substitutions therefor and replacements, products and proceeds thereof (collectively the "Collateral"). Notwithstanding the foregoing security interest, the PC shall have the right to withdraw and pay the Minimum Retention, the Administrative Fee and Excess Cash as long as there is no material default in the PC's obligations under this Agreement. LLC may assign or subordinate this security interest to the Equipment Lender, and, if such rights are assigned or subordinated, such third party shall have all rights of LLC under this Section until all obligations of Sagemark and Premier to such third party under the Sagemark Guaranty and Premier Guaranty are satisfied, whereupon such security interest shall automatically revert to LLC.

         F. Perfection of Security Interest.
PC agrees that from time to time, PC shall promptly execute and deliver all instruments and documents, and take all further action, that may be necessary, or that LLC may reasonably request, in order to perfect any security interest granted or purported to be granted by PC herein or to enable LLC to exercise and enforce its rights and remedies hereunder with respect to the Collateral in which a security interest has been granted. Without limiting the generality of the foregoing, PC shall execute, and the LLC shall be authorized to file, such security agreements, financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as LLC may request, in order to perfect and preserve the security interest granted or purported to be granted hereby by PC. Notwithstanding the foregoing, LLC shall have no security interest in accounts of PC other than accounts receivable relating to the Practice Revenues. PC will not at any time during the Term hereof, grant any lien or security interest in, or otherwise encumber, the Collateral (as defined in Section IV E above).

         G. Remedies for Non-Payment.
In the event that PC shall breach any of its obligations to pay Administrative Fees when due in accordance with the provisions of this Section IV, LLC shall have, among and without limitation as to all other rights and remedies: all rights and remedies of a secured party hereunder and under applicable law and all rights, remedies, securities, and liens with respect to the Collateral including, but not limited to, extending the time of payment of, compromising, or settling for cash, credit, or otherwise upon any terms, any part or all of the Collateral, but shall not be liable for any failure to collect or enforce its rights, as aforesaid. LLC is authorized by the PC, except as otherwise prohibited by applicable law, upon default by the PC in its obligations with respect to payment under this Section IV, which remains uncured after notice and time to cure afforded under this Agreement, to take possession of and endorse in the name of the PC any notes, checks, money orders, drafts, cash, insurance payments, and any other instruments received in payment of the Collateral, or any part thereof; to collect, sue for, and give satisfactions for, monies due on account of the Collateral; and to withdraw any claims, suits, or proceedings pertaining to, or arising out of LLC's and/or the PC's right to the Collateral. LLC's costs of collection and enforcement, including attorneys' fees and out-of-pocket expenses, shall be borne solely by the LLC and deemed Operating Expenses. Nothing in this subsection G shall be construed to permit LLC to interfere with the delivery of medical services by the PC.

         H. Advances.
The LLC may, upon request of the PC, loan and/or advance sums to the PC (the "Advances") from time to time during the Term hereof if Practice Revenues are not sufficient to pay the Minimum Retention. Any such Advances that may be made to the PC shall bear interest at the rate of five (5%) percent per annum from the date of the Advance to the date of payment.

         I. Fair Market Value.

                  1. Initial Administrative Fee Adjustment.

Notwithstanding that the Administrative Fees set forth herein and the manner of determination thereof has been the result of arms length negotiation between the respective parties in interest, the parties have agreed to obtain the opinion of a third party as to the fair market value of the Administrative Fee in accordance with the following procedure:

     On or before the execution of the Loan Documents, and as a condition precedent to the commencement of the obligations of the parties hereunder, but in no event later than ten (10) days after the amount of the payments on the prospective Loan Documents are ascertained, the firm of Moore Stephens, P.C. a non-Affiliate Person, which is an accounting firm familiar with the financial operations and costs of similar practices to those of the PC hereunder (the "FMV Appraiser"), retained by the parties through the LLC for such purpose, shall render an opinion on whether the Administrative Fee set forth hereunder constitutes Fair Market Value (as such term is construed in common usage in the health care industry) for the services, space and equipment to be provided to the PC by the LLC hereunder, including without limitation, by taking into consideration the cost to LLC of the Operating Expenses, the value of LLC's administrative services and capital investment, the cost of deferral of fees, the assumption of risk by the parties and a reasonable return on LLC's investment in the Premises. To the extent such FMV Appraiser shall determine that the Administrative Fee set forth in Section IV. A. above exceeds fair market value, the Administrative Fee shall be reduced by the amount of such excess. In the event that the FMV Appraiser shall determine that the Administrative Fee set forth in Section IV. A. above is less than fair market value, the LLC hereby agrees to accept the Administrative Fee set forth in Section IV. A. as its full annual fee for its services under this Agreement. Any such fair market value opinion shall be in writing and shall set forth in detail the basis for, and formulas employed in, arriving at the FMV Appraiser's determination and the acknowledgement by the FMV Appraiser that the opinion expressed by the FMV Appraiser and shall inure to the benefit of (and/or can be used by) and may be relied upon by the LLC, the LLC Members, the PC and the PC's shareholder with respect to audit and review by applicable governmental and quasi-governmental authorities, including, without limitation, those governing the practice of medicine in the State of New York and third party payors.

                  2. Other Administrative Fee Adjustments.
In connection with the determination of any adjustments to the Administrative Fee required by the addition of services, costs, supplies and services, the parties shall in each instance seek the opinion of the FMV Appraiser (or in the event such FMV Appraiser shall refuse, fail or cease to provide such opinions a FMV Appraiser agreed to in writing by the parties) as above, with respect to and prior to the effective date of any adjustment.

         J. Renegotiation.
The parties agree that on the first anniversary of the effective date hereof (or within a reasonable time thereafter) and on each anniversary date thereof, during the Term of this Agreement, the parties shall meet to consider the Administrative Fee and the Minimum Retention based upon a material increase or decrease in the costs to LLC of the Operational Expenses, and to PC of the PC Expenses.

The Administrative Fees and the Minimum Retention shall be modified only upon the mutual written agreement of the parties, in arms length negotiations at Fair Market Value as such term is construed in common usage in the health care industry. In the event that the parties shall be unable to agree on such modifications same shall be resolved in accordance with the provisions of Attachment III Section 9. Pending conclusion of such negotiations and resolution of the modifications, if any, the PC shall continue to pay the Administrative Fees as last fixed hereunder.

         K. PC Revenues Received by LLC.
In the event LLC, including without limitation any of the LLC Members shall receive any PC Revenues same shall be deemed held in trust by the LLC or such recipient, and shall be turned over to the PC in the same form as received. To the extent any such PC Revenues shall not be turned over as called for hereunder same shall be deducted, on not less than five (5) days notice from PC to the recipient, from the Administrative Fees payable by the PC hereunder.

V.       Term and Termination.

         A. Term.
The initial term of this Agreement shall be for a period of ten (10 ) years commencing on the 10th day of June, 2002 (the "Effective Date") and ending on the 9th day of June, 2012 (the "Initial Term"). This Agreement shall be extended for separate and successive five (5) year periods (each successive five (5) year period shall be referred to as an "Extended Term" and the Initial Term and any Extended Term shall be referred to in this Agreement as the "Term") at the option of PC, or its successor in interest so long as Dr. Taverna, her Affiliate or a successor in interest to Dr. Taverna or her Affiliate shall maintain a controlling ownership interest in the PC or a successor in interest to the PC conducting the PET Practice at the Premises (subject to and in accordance with the provisions of the Operating Agreement of the LLC referenced under the definition of Ancillary Agreements on Attachment I, including, without limitation, regarding transfers of the LLC Members' interests therein). This Agreement shall apply to the Premises and any subsequent locations or sites, whether same be in addition to the Premises, or in lieu thereof, which the LLC shall maintain and/or manage, and in which PET services shall be conducted.

         B. Termination.
Either party (the "Terminating Party") may terminate this Agreement on the basis of any of the following:

                  1. The other party (the "Defaulting Party") fails to make when due and payable, any payment, distribution, or disbursement of any sum required to be paid to or on behalf of the Terminating Party under this Agreement for a period of twenty (20) days after the receipt by the Defaulting Party of written notice from the Terminating Party; provided, however, that, if the payment, distribution or disbursement shall be to a third party not a party to this Agreement, and the amount of such sum due shall be subject to reasonable dispute, such right of termination shall not be exercisable by the Terminating Party so long as the party responsible for such payment, distribution or disbursement shall be diligently pursuing any proceeding or remedy to contest payment or to fix the amount of such sum due.

                  2. The Defaulting Party breaches any material term, provision or condition of this Agreement not related to payment of sums due as described in sub-section 1 above, provided that the Terminating Party first provides the

Defaulting Party with written notice of the breach, (specifying the details of the breach including the specific terms and provisions of this Agreement alleged to have been breached, and the date and manner and the identity of the parties whose act(s) or failure(s) to act precipitated such breach on behalf of the Defaulting Party) and a thirty (30) day period in which to cure such breach.

                  3. The other party becomes, whether voluntarily or involuntarily, the subject of a petition in bankruptcy or an assignment for the benefit of creditors or otherwise seeks relief from creditors under any federal or state bankruptcy, insolvency, reorganization or moratorium statute, which action or proceeding is not set aside, stayed, discontinued or removed within sixty (60) days of its filing.

                  4. The Defaulting Party's material representations and warranties in this Agreement are materially untrue or incorrect on the effective date, if made as of the Effective Date, or cease to be true and accurate at any future date if intended to continue beyond the Effective Date of this Agreement; provided, however, that the Terminating Party shall notify the Defaulting Party thereof within thirty (30) days of the date of receipt by the Terminating Party, of written evidence of such untrue or incorrect representation or warranty. The Defaulting Party shall have the right to notice and opportunity to cure, if possible, as afforded the Defaulting Party under subsection 2 above for a material breach, as to any representation or warranty which becomes untrue or inaccurate as of or after the Effective Date.

                  5. The mutual written agreement of the parties.

                  6. Upon termination pursuant to section 3 of Attachment III.

                  7. Upon notice by the PC of election to terminate which shall be preceded by not less than seven (7) months notice.

                  8. At such time as Rockville PET, Inc., its Affiliate or successor in interest is no longer a Member of the LLC, (subject to and in accordance with the provisions of the Operating Agreement of the LLC referenced under the definition of Ancillary Agreements on Attachment I, regarding transfers of the LLC Members' interests therein).

                  9. Notwithstanding the foregoing, and excluding subsections 1 and 8 above, to the extent a Defaulting Party shall be entitled to notice and the opportunity to cure under this Agreement, in the event that the default or breach is of a nature so as not to be curable within such cure period and so long as the Defaulting Party shall be diligently pursuing such cure, the cure period shall be extended for such additional thirty (30) day periods as are reasonably necessary to cure such breach; provided, however, that such extensions shall not exceed one hundred and eighty (180) days in the aggregate unless otherwise agreed in writing by the Terminating Party.

                  10. In the event any of the foregoing events entitling LLC to terminate this Agreement is with respect to the credentials or qualifications of any Practice Provider, and such individual is immediately terminated by the PC, whether permanently or pending the final disposition of such event, then the right of termination set forth herein shall not be exercisable, unless upon a final determination adverse to such individual, the PC continues to employ or engage such individual.

         C. Effects of and Obligations Upon Termination.
                  1. Except as otherwise agreed by the parties in writing or provided otherwise in and subject to the provisions of this Agreement and any other agreements between the parties and/or their Affiliates, including without limitation the Ancillary Agreements, upon any termination or expiration of this
Agreement: (i) neither party shall be discharged from any previously accrued obligation which remains outstanding; (ii) any sums of money owing by one party to the other shall be paid immediately, prorated through the effective date of termination or expiration; (iii) the PC and LLC shall perform such matters as are necessary to wind up their activities under this Agreement, in a prompt and orderly manner; (v) the PC shall release LLC from any further obligation with respect to the license of the Practice Premises and the FF&E, and shall immediately vacate and cease use of the Practice Premises in accordance with this Agreement; and (vii) each party shall have the right to pursue such other legal and equitable remedies as may be applicable and available depending on the circumstances of the termination. In addition, the PC shall continue to collect all PC Receivables existing on the date of termination or expiration, deposit the proceeds thereof in the LIPET Account and apply such proceeds as provided in the applicable part of Section IV D hereof. The PC shall provide written reports to the LLC, on a weekly basis, as to all amounts of the PC Receivables deposited in the LIPET Account during the prior week, and all deductions or payments therefrom and shall remit to the LLC, together with each such report, the amounts due to it under the applicable part of Section IV D.

                  2. Upon termination of this Agreement, application of Practice Revenues shall be made in accordance with and subject to the terms of Section
IV. D. 2.

                  3. Except as provided otherwise in the Ancillary Agreements, upon termination and/or expiration of this Agreement, LLC, PC and their shareholders, directors, members, officers, managers, employees, agents and Affiliates, shall be free to pursue any and all business or other PET practice management opportunities irrespective of whether they are in direct competition with the other. This provision shall survive termination and/or expiration of this Agreement.

                  4. The rights and remedies of the parties under this Section
V. C. shall be cumulative and not to the exclusion of each other or any other remedy available to the party under this Agreement or the Ancillary Agreements or under applicable law (including the Attachments hereto).

VI.      Prohibited Services.

LLC shall not provide or otherwise engage in any services or activities which would be held to constitute the practice of medicine, any other health care service profession or nursing or be considered the operation of a hospital or laboratory under the laws of the State of New York either in general or pursuant to the terms of this Agreement. LLC is not entitled to and shall not seek from patients any remuneration for the services provided by PC. The parties hereby agree that there will be no illegal or unethical division of any of the fees of any physician or other health care service professional and that any sums collected from or on behalf of a patient, for physician or professional services, shall be the property of the PC. All amounts charged patients for professional services shall be payable to the PC.

VII.     Assignment Prohibited.

Neither party may assign any of its rights, title or interest under this Agreement without the prior written consent of the other. For purposes hereof, any issuance, reissuance, sale, transfer or assignment of stock, warrants, options or rights to subscribe to, purchase or otherwise acquire any shares of stock in PC, alone or in the aggregate, including , without limitation by operation of law whereby majority control of the PC shall vest in a party or parties other than Lucille Taverna-Giardina, M.D. (excluding from the prohibitions under this Section VII any transfer to a successor in interest to Lucille Taverna-Giardina, M.D. in conjunction with a sale or transfer of the interest of Lucille Taverna-Giardina, M.D. in the PC or the private practice conducted by her under Radiological Associates of Long Island, P.C. or in the Percentage Interest of Rockville PET, Inc. as more fully set forth and permitted in the Operating Agreement referenced in the definition of Ancillary Agreements in Attachment I), shall constitute a prohibited assignment of this Agreement. Notwithstanding the foregoing, an assignment of this Agreement to another entity in which Lucille Taverna-Giardina, M.D. is the majority equity owner shall be permitted, provided PC is not then in default hereunder and further provided notice thereof shall be given to LLC in writing accompanied by the executed documents of assignment whereby the assignee shall assume and agree to be bound by all of the PC's obligations and provisions in this Agreement. No such assignment shall relieve the PC of any of its obligations to the LLC existing on the date of any such notice of assignment except as provided in the Ancillary Agreements. In the event of a conflict between the terms of this Section VII and the Operating Agreement of the LLC, the terms of the Operating Agreement of the LLC shall preempt the provisions of this Section VII.

VIII.    Miscellaneous.

The PC and LLC agree to take such further actions, and to create and execute such further instruments and agreements, including, but not limited to, any licenses, leases, assignments, assumptions and contracts that are necessary to discharge and perform any of their respective duties, obligations and agreements hereunder. See also Attachment III annexed hereto.

IX.      Representations and Warranties of the Parties.

The PC and LLC each represent and warrant to the other as follows:

                  A. The PC represents and warrants that it is a professional corporation duly authorized to and engaged in the practice of medicine and organized and validly existing under the laws of the State of New York, in good standing and that same is solely owned by Lucille Taverna-Giardina, M.D.

                  B. LLC represents and warrants that it is a limited liability company engaged in the business of health care practice management and duly organized and validly existing under the laws of the State of New York, in good standing.

                  C. It has all the necessary power to own all of its properties and assets and to carry on its business as now being conducted.

                  D. It has the legal authority to execute and deliver and perform this Agreement and all other agreements and documents executed and delivered by it pursuant to this Agreement.

                  E. It has taken all actions required by law, its Certificate of Incorporation, Articles of Organization, operating agreements, shareholders agreements, Bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and related documents.

                  F. The execution and delivery of this Agreement does not and, subject to the consummation of the transactions contemplated by this Agreement, shall not, violate any provisions of its Certificate of Incorporation, Articles of Organization, Bylaws or any agreement, instrument, order, arbitration award, judgment or decree, to or by which it or any officer, director, shareholder, member, or any Affiliate is a party or by which it or any of them is bound.

                  G. This Agreement has been duly executed and delivered by them and constitutes the legal, valid and binding obligation of them enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws, rules or regulations affecting generally the enforcement of creditors rights and by general principles of equity.

                  H. Neither Lucille P. Taverna, M.D. nor, to the best of the PC's knowledge, the Practice Providers or any other Affiliate now or hereafter employed or working for it: (i) has ever had his/her license to practice medicine in any state or his/her DEA number suspended, relinquished, terminated, restricted or revoked or been debarred from participating in or associating with any third party payor program, whether temporarily or permanently; (ii) been reprimanded, sanctioned or disciplined by any governmental authority or specialty board, with respect to or under any securities laws, rules or regulations, or with respect to the professional practice of medicine; (iii) during the five (5) year period preceding the Effective Date of this Agreement had entered against him, her or it final judgment in, or settled without judgment, a securities fraud action or similar action; (iv) has any pending action or claim for malpractice or has become the subject of a malpractice claim during the five (5) year period preceding the Effective Date of this Agreement; or (v) has ever had his/her medical staff privileges, if any, at any hospital or medical facility suspended, terminated, restricted or revoked, (except as otherwise listed on Exhibit A annexed hereto).


                  I. To the best knowledge of Premier P.E.T. Imaging International, Inc. ("Premier"), as a member of LLC, neither Premier P.E.T. Imaging International, Inc., Sagemark Ted Shapiro, Stephen A. Schulman, M.D., George Mahoney or any shareholder (excluding in the case of Sagemark shareholders other than the aforementioned individuals), officer, or director of said entities; (i) has ever had his/her license to practice medicine in any state or his/her DEA number suspended, relinquished, terminated, restricted or revoked or been debarred from participating in or associating with any third party health care payor program, whether temporarily or permanently; (ii) been reprimanded, sanctioned or disciplined by any governmental authority or specialty board, with respect to or under any securities laws, rules or regulations, or with respect to the professional practice of medicine (iii) during the five (5) year period preceding the Effective Date of this Agreement had entered against him, her or it final judgment in, or settled without judgment, a securities fraud action or similar action; (iv) has any pending action or claim for malpractice or has become the subject of a malpractice claim during the five (5) year period preceding the Effective Date of this Agreement; or (v) had his/her medical staff privileges, if any, at any hospital or medical facility suspended, terminated, restricted or revoked, (except as otherwise listed on Exhibit C annexed hereto).

X.       Medical Practice Issues

         A. Practice of Medicine.
The parties acknowledge that the LLC is not authorized or qualified to engage in any activity which constitutes the practice of medicine and nothing in this Agreement shall be construed as the practice of medicine by LLC. To the extent that any act or service required by LLC is construed as or deemed to constitute the practice of medicine, LLC is released from any obligation to provide any such act or service without otherwise affecting the terms of this Agreement.

         B. Insurance.
The PC shall provide, or arrange for the provision of and maintain throughout the Term, for the PC, and each Practice Provider and its employees and agents, professional liability and malpractice insurance coverage in the minimum amount of $1,000,000 per occurrence and $3,000,000 annual aggregate, or in the minimum amounts required by law, if greater, and workmen's compensation and disability insurance coverage in the minimum amounts required by applicable law for PC Personnel (same shall be deemed PC Expenses as defined in Attachment I). PC shall take all reasonable steps to have, to the extent the following shall be available under the carrier's policies, all such insurance policies name the LLC as an additional insured as and to the extent its interest shall appear, and provide for not less than thirty (30) days notice of non-renewal or cancellation to LLC. Written evidence of such policies being in full force and effect shall be delivered to the LLC by the PC subsequent to the date of execution of this Agreement, but as a condition precedent to the commencement of the parties obligations hereunder, and annually thereafter upon request of the LLC.

         C. No Reciprocation.
The parties hereby acknowledge and agree that the benefits conferred upon each of them hereunder neither require nor are in any way contingent upon:

                  1. the recommendation, referral or any other arrangement for the provision of any item or service offered by LLC or any of its Affiliates to any patient of PC, its shareholders, officers, directors, employees, contractors or agents; or

                  2. the recommendation, referral or any other arrangement for the provision of any item or service offered by PC or any of its Affiliates to any patient by LLC's owners, officers, managers, employees, contractors or agents.

IN WITNESS WHEREOF, the PC and LLC have duly executed this Agreement on the day and year indicated above.



                                Long Island Positron Emission Tomography
                                Scanning, P.C.


                                by: /s/ LUCILLE P. TAVERNA-GIARDINA
                                    -------------------------------------------
                                    Lucille P. Taverna-Giardina, M.D., President

                                Premier P.E.T. Imaging International, Inc., as managing member in and on behalf of Premier P.E.T. of Long Island, LLC by: /s/ STEPHEN A. SCHULMAN
                                    -------------------------------------------
                                    Stephen A. Schulman, M.D., Chief Executive
                                      Officer

                                  ATTACHMENT I
                                   Definitions

Affiliate, as used herein, shall mean: a party; any shareholder, officer, member, partner or other person having an equity or financial interest or voting control in a party; any corporation, limited liability company, partnership, sole proprietorship or similar such entity, whether existing now or in the future, which is owned, directly or indirectly, controlled, directly or indirectly, or managed directly or indirectly by any party.

Ancillary Agreements means the following: the Sagemark Sublease, the Sagemark Guaranty, the Premier Guaranty, the Operating Agreement of the LLC, the Loan Documents, the PC Indemnity Guaranty, the Subordinated Promissory Notes executed by the LLC as borrower to the LLC Members as lender, and the Subscription Agreements and Questionnaires executed by the LLC Members.

Bank as such term is used in Section IV. E. of this Agreement shall mean the J.
P. Morgan Chase Bank branch at Rockville Centre, New York.

FF&E has the meaning ascribed to it in Section II E 12.

Fiscal Year means the period commencing on January 1 of each year and ending on December 31 of each year.

LLC Members means the individuals or entities comprising the owners of LLC including:

         a) Premier P.E.T Imaging International, Inc. ("Premier") the sole shareholder of which is Sagemark; and

         b) Rockville PET, Inc. ("Rockville PET") the sole shareholder of which is Lucille P. Taverna-Giardina, M.D.

Loan Documents means those certain loan agreements executed by the LLC as borrower with DVI Financial Services, Inc. ("DVI") to finance the acquisition of the FF&E.

Managers of the LLC or Managers shall mean the individuals designated by Premier and Rockville PET as Managers of the LLC.

Operational Expenses means all expenses incurred by LLC in providing the Practice Premises, services, supplies, FF&E and other services described in this Agreement including, without limitation, in Section II hereof for, to and on behalf of the PC including, but not limited to, the following: (i) all direct and indirect expenses relating to the employment or engagement by LLC of LLC personnel (including, but not limited to, the Practice Manager described in Section II E 8) to provide services for the LLC with respect to the PC Practice, including a pro-rata share (based on days of service per month) of expenses relating to such employees who provide services to the LLC and to other persons or entities and including, but not limited to, compensation, benefits, payroll taxes and usual payroll deductions, worker's compensation insurance and all similar items; (ii) all expenses associated with the use and operation of the Premises, including but not limited to, rent, telephone, electric, gas and water utility expenses, real property taxes and other lease pass through costs and all other amounts payable under the Sagemark Sublease; (iii) the lease and/or purchase payments, as applicable, of the FF&E including, without limitation, all payments under the Loan Documents and the annual depreciation and all other direct and indirect expenses (including any purchase or leasing costs and taxes) related to the FF&E provided to the Practice by LLC and the FF&E, if any, purchased by LLC for use hereunder on behalf of the Practice during the Term and including maintenance, repair, replacement and personal property taxes with respect thereto; (iv) costs regarding policies for all insurance to be obtained and maintained by LLC under this Agreement including, without limitation, premiums and deductibles under such policies of insurance, and any costs and expenses incurred with respect to claims under such policies of insurance and liability or other judgments assessed against the LLC in excess of policy limits or within the deductible limit of any such policies of insurance (in all of such instances as relating to the Practice); (v) all expenses associated with the other support services listed in Section II or elsewhere in this Agreement; (vi) obligations under licenses, leases or subleases of real and personal property for the Premises, including without limitation under the Sagemark Sublease, and the construction, preparation, maintenance and repair of such real and personal property; (vii) personal property and intangible taxes assessed against assets supplied by LLC and used by the Practice; (viii) state and local business taxes, fees and charges; (ix) utility, waste collection and janitorial expenses relating to the Practice at the Premises; (x) physician and non-physician personnel recruitment expenses incurred by LLC; (xi) supplies (pharmaceuticals shall always be acquired for, on behalf of, and in the name of the PC); (xii) all such other items as shall be the responsibility of the LLC as Operational Expenses in this Agreement or agreed to by the parties in writing from time to time; and (xiii) insurance premium expenses for business office insurance (which shall name PC as an additional insured if available). Reimbursement for all such expenses shall be included in the Administrative Fee payable under Section IV. PC Expenses means all direct expenses to be incurred by the PC hereunder, including: (i) all federal, state or local income taxes of the PC; (ii) all salaries and benefits, workers' compensation insurance, retirement plan contributions, health, disability and life insurance premiums, payroll taxes or cellular phone and automobile expenses incurred by the PC Personnel in connection with the Practice (with appropriate adjustment with respect to PC Personnel who work other than for the PC); (iii) Practice Provider licensure fees, board certification fees and costs of membership in professional associations which are paid by the PC and which are required solely for the purpose of PET; (iv) the cost of maintaining the corporate existence of PC; (v) costs of continuing professional education for the Practice Provider(s) which are paid by the PC and which are required solely for the purpose of PET; (vi) costs associated with accounting and professional services incurred by or on behalf of the Practice; (vii) costs regarding policies of professional liability or malpractice insurance premiums (provided premiums for malpractice insurance maintained by the PC with respect to Practice Providers which covers such Practice Providers services in practices of PC Affiliates shall not be included hereunder), business interruption insurance and deductibles under such policies of insurance; (viii) any costs and expenses incurred with respect to professional liability, malpractice or other liability claims and settlements or judgments assessed or entered against the PC in excess of policy limits or within the customary deductible limit (that deductible maintained by Lucille P. Taverna-Giardina, M.D. with respect to such insurance in other practices in which she renders medical services as per Exhibit D annexed) of any such policies of insurance (in all of such instances as relating to the Practice at the Premises); (viii) workers compensation, disability insurance premiums (allocated for the year of coverage on each policy into 12 monthly installments) payable by the PC with respect to PC Personnel hereunder; (ix) cost to PC of professionals described in Section II E. 14; and (x) such other items designated as Practice Expenses in this Agreement or by the parties in writing from time to time. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, PC Expenses shall not include (a) any salary, benefits, payments or other expenses paid to Dr. Taverna or any other Practice Provider by the PC (other than the malpractice insurance premiums referred to in clause (vii) above), or (b) any salaries, benefits, payments or other expenses paid to any PC Personnel rendering billing and collection services for the PC.

PC Indemnity Agreement means that guaranty agreement entered into by Radiological Associates of Long Island, P.C. and Sagemark and Premier guaranteeing Rockville PET, Inc.'s obligation to indemnify Sagemark and Premier with respect to the Sagemark Guaranty and Premier Guaranty as set forth in the Operating Agreement of the LLC.

Practice Premises or Premises means the medical offices at 119 North Park Avenue, Rockville Centre, New York, licensed to the PC by LLC hereunder.

Practice Providers means individuals who are duly licensed to practice medicine in the State of New York and who are retained, employed by and/or are shareholders in the PC in the Practice, other individuals who are employees of the PC or otherwise under contract with the PC to provide physician or other PET services to patients of the Practice with or without physician supervision (including, but not limited to, nurse practitioners, physician assistants, and any other individuals required by contract, law or regulatory authority to be employees of the PC for purposes of obtaining payment or reimbursement or otherwise). Current Practice Providers are listed on Exhibit B.

Practice Revenues means all revenues received by or on behalf of the PC and the Practice Providers in the Practice as a result of professional PET Services furnished to Practice patients, including, but not limited to, payments under capitation arrangements, less returns, contract allowances and reimbursement to third party payors and patients, as applicable.

PET means positron emission tomography.

Premier Guaranty means that certain guaranty agreement given by Premier to DVI as security with respect to the obligations of the LLC under the Loan Documents.

Reserves means the reserve from Practice Revenues established by the PC's accountants using generally accepted accounting principles, reasonably and consistently applied and consistent with past practice, which reserves will not, however, be less than an amount equal to two months of Administrative Fees.

Sagemark means The Sagemark Company, Ltd., a New York publicly owned corporation with offices at 1285 Avenue of the Americas, 35th Floor, New York, N.Y. 10019.

Sagemark Guaranty means that certain guaranty agreement given by Sagemark to DVI as security with respect to the obligations of the LLC under the Loan Documents.

Sagemark Sublease means that certain sublease agreement dated as of the 10th day of June, 2002, pursuant to which the Premises are subleased to the LLC under a certain lease from Top Terrace Realty, LLC as lessor therein, to Sagemark as lessee therein.

                                  ATTACHMENT II
                                      FF&E

Siemens Ecat Accel PET Scanner and Ancillary Equipment

Medical Instrumentation Equipment

Lab Equipment

Office Furniture

Office Furniture and Fixtures

Computer Equipment

Workstations

All the above as and to the extent reasonably necessary to permit PC to operate the Practice in the Premises.

                                 ATTACHMENT III
                      Miscellaneous Contractual Provisions.

         1. Additional Acts.
Each party agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

         2. Contract Construction, Interpretation and Enforcement Provisions.

         a.       Captions.
The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

         b.       Costs of Enforcement.
In the event that either party files suit in any court against the other party to enforce the terms of or to obtain performance under this Agreement, the prevailing party shall be entitled to recover all reasonable costs, including reasonable attorneys' fees, from the other party as part of any judgment in the suit. The term "prevailing party" means the party in whose favor final judgment after appeal (if any) is rendered with respect to the claims asserted in the complaint. "Reasonable attorneys' fees" are those attorneys' fees actually incurred in obtaining a judgment in favor of the prevailing party.

         c.       Counterparts.
The parties may execute this Agreement in several counterparts, each of which shall be deemed to be an original, and all of such counterparts together shall constitute and be one and the same instrument.

         d.       Governing Law.
This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York, applied without giving effect to any conflicts of law principles.

         e.       Modifications.
This Agreement and the Ancillary Documents contain the entire agreement of the parties with respect to the subject matter hereof and supersede any prior or contemporaneous negotiations, understandings or agreements between the parties, written or oral, with respect to the transactions contemplated by this Agreement. Neither this Agreement, nor any of its terms or the obligations of the parties hereunder may be waived, changed, modified, discharged or terminated or orally, but may only be waived, changed, modified, discharged or terminated only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, discharge or termination is sought (except for terminations in accordance with Section V hereof).

         f.       No Rule of Construction.
Both parties and their respective counsel have read, negotiated and participated in the drafting of the language and terms used this Agreement. Accordingly, no rule of construction shall apply to this Agreement which construes any language, whether ambiguous, unclear or otherwise, in favor of, or against any party by reason of that party's role in drafting this Agreement.

         g.       Notices.
All notices, demands, consents, requests, approvals or other communications (collectively the "Notices") which are required or permitted to be given pursuant to this Agreement must be in writing. Notices will be delivered personally, by hand, receipt acknowledged, or sent by registered or certified mail, postage prepaid, return receipt requested, or by overnight mail (Federal Express or US Express Mail or equivalent), addressed to a party at the address set forth below.

                  (i)      LLC's Address for Notices:
                           119 North Park Avenue,
                           Rockville Center, New York
                           Attn:  Manager

                           with a copy to:

                           Robert L. Blessey, Esq.
                           51 Lyon Ridge Road
                           Katonah, New York 10536

                           and

                           Premier P.E.T. International Imaging, Inc.
                           2300 Glades Road,
                           Suite 100W
                           Boca Raton, FL 33431
                           Attn: Mr. George W. Mahoney, Chief Financial Officer

                  (ii)     PC's Address for Notices:
                           c/o Radiological Associates of Long Island. P.C. 185 Merrick Road,
                           Oceanside, N.Y.  11572
                           Attn:  Lucille P. Taverna-Giardina, M.D.

                           with a copy to:

                           Joseph J. LaBarbera, Esq.
                           LaBarbera & Lambert, P.C.
                           60 East 42nd Street, Suite 3401
                           New York, New York 10165

                  (iii) Effective Date. Notice given personally will be effective upon delivery. Notice given by United States mail will be effective on the third United States Post Office delivery day after the date of mailing. Notice given by US Express Mail or Federal Express or equivalent will be deemed effective on the date of delivery as reported by the carrier, or if delivery is refused, on the date following the date of attempted delivery thereof by US Express Mail, Federal Express or other such overnight carrier as evidenced by the carrier's notice of such refusal.

                  (iv) Change of Address. Either party may change its address for Notices by notice given pursuant to this Section.

         h.       Severability.
A determination by a court of competent jurisdiction that a provision or part of any provision of this Agreement is invalid or unenforceable shall not affect the remaining parts or provisions of this Agreement which shall continue in full force and effect.

         i.       Access to Records.
To the extent required by Section 1395x(v)(1) of Title 42 of the United States Code, the clauses contained in that section are incorporated herein by reference with like effect as though set forth herein at length.

         j.       Binding Effect.
This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         k.       Waiver of Right.
No waiver of, or failure by either party, to enforce a provision, covenant, condition or right under this Agreement (collectively, a "Right") will be construed as a subsequent waiver of the same Right, or a waiver of any other Right. No extension of time for the performance of any obligations or acts will be deemed an extension of the time for the performance of any other obligations or acts.

         3. Legal Events Triggering Contract Modification or Termination

         a.       Changes in Reimbursement.
In the event that any third party payor, or any other Federal, state or local laws, rules, regulations or interpretations, at any time during the Term, prohibit, restrict or in any way materially and adversely change the method or amount of reimbursement or compensation for either party provided for in this Agreement, then the parties shall negotiate in good faith to amend this Agreement to provide for payment of compensation in a manner consistent with any prohibition, restriction or limitation and which takes into account any materially adverse change in reimbursement or payment for physician services. If the parties cannot reach agreement on an amendment prior to the effective date of the change, this Agreement shall not terminate but the matter shall be resolved as set forth in Section 9 below.

         b. Enactment or Interpretation of Relevant Statutes and Regulations. This Agreement shall be subject to termination at the option of either party in the event of the invalidity, amendment, modification or implementation of any applicable law, rule or regulation, at any time during the Term which is determined by judicial decision, or decision ruling, letter of opinion or similar such authority of a regulatory agency having jurisdiction over the subject matter of this Agreement, or the parties hereto, to prohibit, or in any way materially restrict or change the terms of this Agreement, or which by virtue of this Agreement has or could reasonably be expected to have a material adverse affect on the ability of the parties to participate in this Agreement. Notwithstanding the foregoing, the parties hereby agree that in the event of any such determination as described above in this Section b., they shall enter into good faith negotiations to modify or amend this Agreement as and to the extent necessary to bring this Agreement into compliance with applicable law, rule or regulation while affording the parties the benefits anticipated by this Agreement to the maximum extent available. In the event that the parties cannot agree on an amendment or modification as above, same shall be submitted for determination, by either party, in accordance with the provisions of Section 9 below.

         c.       Renegotiation.
Notwithstanding the foregoing, any termination called for under subsections a or b above, shall be subject to the parties negotiating in good faith for a minimum of sixty (60) days to amend this Agreement to conform with such changes and the intent of, including the financial benefits afforded, the parties under this Agreement, as well as dispute resolution as called for under Section 9 of this Attachment III.

         4. Independent Contractor Status.
The PC and LLC are to perform and exercise their rights and obligations under this Agreement as independent contractors. LLC's sole function under this Agreement is to provide the Premises, FF&E and services, as required to be provided in this Agreement, in a competent and satisfactory manner, exerting reasonable care in the performance of all such duties. PC's sole function under this Agreement is to operate the Practice at the Premises in a competent and satisfactory manner, exerting reasonable care in the performance thereof. Neither party shall become liable for any of the obligations, liabilities, debts or losses of the other unless otherwise specifically provided by this Agreement. Neither party shall have any liability whatsoever for damages suffered on account of the willful misconduct or negligence of any employee, agent or independent contractor of the other. Each party shall be solely responsible for compliance with all state and federal laws pertaining to employment taxes, income withholding, unemployment compensation contributions and other employment related status regarding their respective employees, agents and servants.

         5. Prohibition Against Discrimination.
The PC and LLC agree that, in fulfilling their respective obligations and duties under this Agreement, they shall not discriminate against any individual on the basis of race, religion, age, sex, disability or national origin.

         6. Use of Names.
LLC shall not include its name or that of its parent, subsidiaries or Affiliates on any letterhead, professional announcements, brochures, promotional materials, or the like relating to the Practice and/or to LLC, without the prior written consent of the PC, which shall not be unreasonably withheld, conditioned or delayed, and further provided same shall in no event appear on any medical record or report issued by the PC. LLC shall have the right to refer to the PC and the activities of the PC at the Premises on its letterhead and in marketing and promotional materials, provided LLC shall in no event refer to itself as authorized to operate or as operating a PET, PET center or PET facility or similar such facility, or as providing PET Services at the Premises. All such promotional and marketing materials, including LLC stationary shall be approved in advance by PC, such approval not to be unreasonably withheld, conditioned or delayed.

         7. Reasonableness of Compensation.
The parties hereto agree that the Compensation payable by the PC to LLC set forth in Section IV. of this Agreement represents fair and reasonable compensation to LLC, and is the result of arms length negotiations, for the provision of the Premises, FF&E, supplies, and services to be provided by LLC hereunder.

         8. Indemnification.

         a.       Indemnification of LLC.
PC shall indemnify, hold harmless and defend LLC, its members, managers, employees, contractors, and other agents and Affiliates from and against any and all liabilities, losses, damages, claims, causes of action, costs and expenses incurred by them (including reasonable attorneys' fees) caused or asserted to have been caused, directly or indirectly, by or as a result of any acts or omissions of PC, its shareholders, officers, directors, employees, contractors, Affiliates, or other agents in connection with this Agreement or the performance of services by such persons in connection with the Practice, including, but not limited to, claims of professional malpractice, but excluding any right to indemnification with respect to any such liabilities, losses, damages, claims, causes of action, costs and expenses incurred by them (including reasonable attorneys' fees) caused or asserted to have been caused in whole or in part, directly or indirectly, by or as a result of any acts or omissions of LLC, its members, managers, employees, contractors, Affiliates or agents in connection with this Agreement or the performance of services by such persons hereunder including, without limitation, at or with respect to the Practice or the Practice Premises.

         b.       Indemnification of PC.
LLC shall indemnify, hold harmless and defend PC, its shareholders, officers, directors, employees, contractors, other agents and Affiliates from and against any and all liabilities, losses, damages, claims, causes of action, costs and expenses incurred by them (including reasonable attorneys' fees) caused or asserted to have been caused, directly or indirectly, by or as a result of acts or omissions constituting negligence or gross negligence by LLC, its members, managers, other agents or Affiliates in connection with this Agreement, but excluding any right to indemnification with respect to any such liabilities, losses, damages, claims, causes of action, costs and expenses incurred by them (including reasonable attorneys' fees) caused or asserted to have been caused in whole or in part, directly or indirectly, by or as a result of any acts or omissions of PC, its shareholders, officers, directors, employees, contractors, Affiliates or agents in connection with this Agreement or the performance of services by such persons hereunder including, without limitation, at or with respect to the Practice or the Practice Premises.

         c.       Right to Defend.
The party from whom indemnification is sought hereunder, (the "Indemnitor") shall have the right, but not the obligation, to contest, defend or litigate, and to retain counsel of its choice in connection therewith, any claim, action, suit or proceeding by any third party alleged or asserted against the party seeking indemnification (the "Indemnitee") or any of its shareholders, directors, members, managers, officers, employees, Affiliates or agents in respect of, resulting from, related to or arising out of any such any claim, action, suit or proceeding. The Indemnitee shall not be entitled to settle or compromise any such claim, action, suit or proceeding without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.

         d.       Notice.
As a condition precedent to any right of indemnification hereunder, if any claim or liability shall be asserted against either party hereunder which would give rise to a right of indemnification hereunder by the other, the party against whom such claim or liability has been asserted, shall promptly notify the other party of the same. Failure to timely notify shall be deemed a waiver of any right of indemnification hereunder. The party against whom such claim or liability has been asserted shall cooperate in every way in the defense of such claim or liability.

         9. Dispute Resolution.

         a.       Preliminary Resolution.
The parties will make good faith efforts to resolve mutually any disputes which arise between them regarding this Agreement or under the Ancillary Agreements. As part of this dispute resolution process, either party will, at the request of the other party, promptly provide a short and plain written statement setting forth that party's position regarding the dispute and that party's suggested resolution. The other party will then respond promptly with a short and plain written statement setting forth its position and suggested resolution for the dispute, if any. For a period of fifteen (15) days following the sending of the statements, the parties shall negotiate in an effort to resolve the controversy. There shall be excluded from the dispute resolution procedure established hereunder, any defaults in the payment obligations of the PC to the LLC under this Agreement. In the event there is a dispute as to the amount of any payments due to the LLC, the PC shall be required to pay the undisputed amount of any such payments then due to the LLC in accordance with the provisions of Section IV and to give notice as to the specifics of the amount in dispute and then resort to the dispute resolution procedure in an effort to resolve the disputed amount. Similarly, in the event there is a dispute as to the amount of the Minimum Retention or Excess Cash, the PC shall be entitled to withdraw the undisputed amount thereof from the LIPET Account, in accordance with the provisions of Section IV, and LLC shall give notice as to the specifics of the amount in dispute and then resort to the dispute resolution procedure herein to resolve the disputed amount.

         b.       Arbitration.
Any dispute covered by Subsection a. above which has not been resolved by the parties under the procedure set forth in subsection a above, shall be submitted to and decided by arbitration in accordance with the Rules of the American Arbitration Association, as follows:

                  (i) There shall be one arbitrator who shall be selected in accordance with the Rules of the American Arbitration Association;

                  (ii) The authority of the arbitrator shall be limited to a determination of the facts, and to the interpretation and application of specific provisions of this Agreement as they may apply to the dispute. The arbitrator shall render an opinion and a final award, if any, which shall be binding on both parties; and

                  (iii) Each party shall bear its own fees, costs, and expenses of an arbitration proceeding, including witnesses, travel, attorneys, and other representatives; the general costs and expenses of the arbitration, such as facilities rental and fees, costs, and expenses of the arbitrator and the American Arbitration Association, shall be borne equally by the parties. This paragraph shall govern costs with respect to arbitration only, and the provisions of paragraph 2(b) of this Attachment III shall not apply to arbitration under this dispute resolution procedure. Notwithstanding the foregoing, the Arbitrators may award costs and attorneys fees to the respective parties as part of their determination and arbitration award.

                  (iv) The site of arbitration shall be in New York County, New York.

                  (v) In the event that a dispute shall arise between or among the parties or their Affiliates, members, shareholders, officers, directors or managers under the Ancillary Agreements any disputes hereunder or thereunder shall be consolidated in one arbitration and the Affiliates, members, shareholders, officers, directors or managers of each party in interest shall be deemed one party for the purpose thereof.


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

                                  ATTACHMENT IV
                                Minimum Retention

PC's minimum retention (the "Minimum Retention" for the purposes of this Agreement) shall be an amount to be withdrawn from the LIPET Account by the PC and retained by it each month during the Term hereof from Practice Revenues deposited into such account for such month, which amount shall be the sum of the amounts described in subparagraphs (a) through (c) below:

(a) All PC Expenses, as defined in Attachment I and set forth in this Agreement, incurred by PC in the applicable month; plus

(b) A fee for services rendered by the PC in billing and collecting all Practice Revenues in an amount equal to 3% of the Practice Revenues deposited into such account in the applicable month (the "Billing and Collection Fee"); plus

(c) A per scan reading/interpretation amount to cover costs of reading and interpreting each PET scan performed in the applicable month in an amount equal to $170 per scan (except that such reading/interpretation amount shall be payable solely from 10% of the Practice Revenues deposited into such account in such month and any portion of such reading/interpretation amount which is not paid in a particular month shall be accrued and added to the amount of the reading/interpretation amount in the following month and be accrued from month to month thereafter until withdrawn by PC).

                                  ATTACHMENT V
                                   HIPAA Rules

HIPAA Rules (the "Rules") Compliance
------------------------------------

Any Protected Health Information (PHI) as defined under the Health Care Insurance Portability and Accountability Act of 1996 (HIPAA) and the rules and regulations promulgated pursuant thereto (the "Rules") which shall come into the possession of the LLC ( including for the purposes hereof the LLC Members. managers, officers, employees, contractors, agents and Affiliates) shall be used solely for the purpose of assisting in providing the services described in the Agreement to which these rules are annexed (the "Agreement")

For the purposes hereof, PHI includes any individually, identifiable information, whether oral or recorded in any form or medium, that is created by a provider of medical services, a health plan or public health authority which relates to the past, present or future physical or mental health condition of an individual, the provision of health care to an individual; or the past, present, or future payment for the provision of health care to an individual, all as is more fully set forth in 44 CFR 160.103.

LLC agrees that it shall:

Not use or further disclose the information, other than as permitted or required by the Agreement, or as required by law and shall limit access to PHI and its requests therefor to the minimum PHI necessary for LLC to carry on its obligations under the Agreement;

Use appropriate safeguards to prevent use or further disclosure of the information other than as provided for by the Agreement;

Report to PC any use or disclosure of the information not provided for by the Agreement of which LLC becomes aware;

Provide that any agents, including experts and subcontractors, to whom LLC provides PHI received from, or created or received by LLC on PC's behalf, shall agree in writing to the same restrictions and conditions that apply to LLC with respect to such information;

Make available, subject to confidentiality laws, rules and regulations, PHI in accordance with the HIPAA Privacy Rule's requirements for "Access of Individuals to PHI;"

Make available, subject to confidentiality laws, rules and regulations, PHI for amendment and incorporate any amendments to PHI in accordance with the Rule's requirements for "Amendment of PHI;"

Make available, subject to confidentiality laws, rules and regulations, the information required to provide an accounting of disclosures in accordance with the Rule's requirements for "Accounting of Disclosures of PHI;"

Make available, subject to confidentiality laws, rules and regulations, LLC's internal practices, books, and records relating to the use and disclosure of PHI received from PC, or created or received by LLC on PC's behalf, to the Secretary of the Department of Heath and Human Services for purposes of determining PC's and LLC's compliance with the Rules; and upon termination of the Agreement, if feasible, return or destroy all PHI received from, or created or received by LLC on PC's behalf that LLC still maintains in any form and retain no copies of such information, or, if such return or destruction is not feasible, to extend the protections of this Agreement to the information and limit further uses and disclosures to those purposes that make the return or destruction of the information infeasible.

Perform such other tasks for and on behalf of the PC as shall be directed by the PC to maintain HIPAA compliance including, without limitation, development, audit, review and enforcement of compliance policies and procedures.

At LLC's sole cost and expense, provide for the PC filing a compliance plan for electronic billing requirements under HIPAA on or before October, 14, 2002 and achieving billing compliance on or before October 14, 2003 and complying with HIPAA security and compliance rules on or before April, 14, 2003, as such dates may be extended.

                                    EXHIBIT A
                                    ---------

                    Pending Malpractice Claims or Malpractice
                    -----------------------------------------
                 Claims, Filed Against PC or Practice Providers
                 ----------------------------------------------
                   Within the Five (5) Year Period Immediately
                   -------------------------------------------
                 Preceding The Effective Date Of This Agreement.
                 -----------------------------------------------

                                      None

                                    EXHIBIT B
                                    ---------

                               Practice Providers
                               ------------------

Lucille P. Taverna-Giardina, M.D.

                                    EXHIBIT C
                                    ---------

           Pending Claims or Suits, Settlements and Judgments Against
           -----------------------------------------------------------
                   Premier P.E.T. Imaging International, Inc.,
                             Sagemark, Ted Shapiro,
                    Stephen A. Schulman, M.D., George Mahoney

                                      NONE

                                    EXHIBIT D
                                    ---------

                            PC Insurance Deductibles
                            ------------------------


          None only as to professional liability malpractice insurance.
          -------------------------------------------------------------